EXHIBIT "F"


                              Troutman Sanders LLP
                              600 Peachtree Street
                                Atlanta, GA 30308

                                 January 15, 1999


Securities and Exchange Commission
Washington, D.C.  20549


                  RE:      The Southern Company Application or
                           Declaration on Form U-1 (File No. 70-8725)

Ladies and Gentlemen:

         We are familiar with the statement on Form U-1 filed by The Southern Company ("Southern"), a registered holding company, in the above-referenced proceeding and are furnishing this opinion with respect to the actions requested therein, which, if granted, would authorize Southern to invest the proceeds of securities issued by it in activities defined by the above-referenced application ( the "Application") and to make guarantees of obligations pertaining to investments identified in the Application.

         We are of the opinion that Southern is a validly organized and duly existing corporation under the laws of its state of incorporation and that, upon the issuance of your order herein and the effectiveness of the Application, and in the event the proposed transaction is carried out in accordance with the terms of the Application and your order:

         (a) all state laws applicable to the proposed transaction will have been complied with; and

         (b) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by Southern or any subsidiary or associate company of Southern.

         We hereby consent to the use of this opinion in connection with the filing of such Application.


                                           Very truly yours,

                                           /s/Troutman Sanders LLP

                                           Troutman Sanders LLP